EXHIBIT 99.1

Vanguard Reports Third Quarter Results

NASHVILLE, Tenn. – May 8, 2007 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the third quarter ended March 31, 2007.

Total revenues for the quarter ended March 31, 2007 were $684.5 million, an increase of $47.4 million or 7.4% from the prior year quarter. Patient service revenues increased $47.9 million from the prior year quarter.  Health plan premium revenues decreased $0.5 million from the prior year quarter. The quarter over quarter increase in patient service revenues was attributable to a 3.5% increase in hospital adjusted discharges from continuing operations and a 6.0% increase in net revenue per adjusted hospital discharge from continuing operations during the current year quarter compared to the prior year quarter. While patient volumes recovered modestly from previous quarters, Vanguard’s revenue growth during the quarter ended March 31, 2007 was limited by a payer mix shift from Medicare and commercial revenues to Medicaid and self-pay revenues in certain of our markets compared to the prior year quarter.

For the quarter ended March 31, 2007, Vanguard reported income from continuing operations of $6.6 million compared to income from continuing operations of $11.0 million during the prior year quarter.  Supplies as a percentage of total revenues decreased quarter over quarter as a result of expanded initiatives to improve group purchasing program compliance and to improve efficiencies in hospital supply chains. Medical claims expense as a percentage of total revenues decreased quarter over quarter as a result of decreased claims experience at Vanguard’s health plans. Purchased services as a percentage of total revenues increased quarter over quarter as a result of higher physician costs for emergency room and specialty program coverage and increased legal and consulting fees. Other operating expenses as a percentage of total revenues increased quarter over quarter primarily as a result of a $10.4 million increase in insurance expense. During the prior year quarter, we decreased our professional and general liability expense related to previous quarters by $11.0 million as a result of improved historical claims experience compared to a $1.2 million decrease during the current year quarter. For the quarter ended March 31, 2007, Vanguard’s net income was $3.3 million compared to $15.6 million during the prior year quarter. The significant decrease was primarily due to the decrease in quarter over quarter income from discontinued operations, net of taxes. Discontinued operations for the prior year quarter were positively impacted by gains on asset sales in Vanguard’s California market.

Adjusted EBITDA was $72.1 million for the quarter ended March 31, 2007, an increase of $1.4 million or 2.0% from the prior year quarter. A reconciliation of Adjusted EBITDA to net income as determined in accordance with generally accepted accounting principles for the quarters ended March 31, 2006 and 2007 is included in the attached supplemental financial information.

The consolidated operating results for the quarter ended March 31, 2007 reflect a 2.5% increase in discharges from continuing operations and a 3.5% increase in hospital adjusted discharges from continuing operations compared to the prior year quarter.  The increase in quarter over quarter discharges from continuing operations is primarily attributable to a greater quantity of lower acuity inpatient cases. Demand for higher acuity services and elective procedures in our markets remains weak due to general patient wellness, competitive pressures and other factors. Emergency room visits from continuing operations and outpatient surgeries from continuing operations increased by 8.2% and 1.8%, respectively, quarter over quarter.

The 6.0% quarter over quarter increase in net revenue per adjusted hospital discharge from continuing operations was positively impacted by $15.6 million of revenues for payments received in April 2007 under the Bexar County, Texas upper payment limit (“UPL”) Medicaid payment program that relate to services provided in previous quarters during fiscal years 2005, 2006 and 2007. The UPL payment contributed $9.8 million to Adjusted EBITDA during the quarter ended March 31, 2007 related to services provided in previous quarters during fiscal years 2005, 2006 and 2007.

Total revenues for the nine months ended March 31, 2007 increased $131.7 million or 7.2% from the prior year period.  Patient service revenues and health plan premium revenues increased $109.8 million and $21.9 million, respectively, from the prior year period.  Total revenues during the nine months ended March 31, 2007 were positively impacted by period over period increases in hospital adjusted discharges from continuing operations, net revenue per hospital adjusted discharge from continuing operations and the start of operations of Vanguard’s new Medicare Advantage Plan in Arizona on January 1, 2006.

For the nine months ended March 31, 2007, Vanguard reported a loss from continuing operations of $112.5 million compared to income from continuing operations of $25.6 million during the prior year period. The current year period loss from continuing operations is primarily attributable to the $123.8 million ($110.5 million, net of tax benefit) impairment charge recorded during December 2006 to write down goodwill related to Vanguard’s Chicago hospitals to fair value as previously disclosed. Net loss for the nine months ended March 31, 2007 was $123.1 million compared to net income of $26.5 during the prior year period.

Adjusted EBITDA was $183.6 million for the nine months ended March 31, 2007, a decrease of $13.6 million or 6.9% from the prior year period.  The Texas UPL payment previously discussed contributed $5.9 million to Adjusted EBITDA during the nine months ended March 31, 2007 related to services provided during fiscal years 2005 and 2006. A reconciliation of Adjusted EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles for the nine-month periods ended March 31, 2006 and 2007 is included in the attached supplemental financial information.

The consolidated operating results for the nine months ended March 31, 2007 reflect a 2.6% increase in discharges from continuing operations and a 1.4% increase in hospital adjusted discharges from continuing operations compared to the prior year period. Emergency room visits from continuing operations and outpatient surgeries from continuing operations increased 3.6% and 0.2%, respectively, period over period.

Cash flows from operating activities were $79.7 million for the nine months ended March 31, 2007, a decrease of $9.8 million from the prior year period.  The decrease was primarily attributable to a buildup of prepaid expenses and other current assets during the current year period, much of which related to the previously discussed UPL payment received in April 2007. Cash used in investing activities decreased to $74.2 million during the nine months ended March 31, 2007 compared to $143.3 million during the prior year period. The decrease was primarily due to a $53.4 million period over period decrease in capital expenditures as a result of the completion of significant portions of Vanguard’s major expansion projects during the current year period.

“Although we are pleased with the progress we are seeing in volume and pricing, we continue to have a long-term focus in terms of addressing cost pressures as well as the challenges we expect to face in the future,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer.  “We remain committed to investing in improving the quality of care delivered at our facilities, and while this effort has an impact on our near-term results, we believe it is crucial for our success long-term.”

Vanguard will host a conference call for investors at 11:00 am EDT on May 9, 2007.  All interested investors are invited to access a live audio broadcast of the call, via webcast.  The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on Third Quarter Webcast or at http://visualwebcaster.com/event.asp?id=39117. If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com.  To access the replay, click on Third Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 16 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas and Massachusetts. Vanguard also owns managed health plans in Chicago, Illinois and Phoenix, Arizona and two surgery centers in Orange County, California. The Company’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities Vanguard serves.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended March 31,

	2006		2007

Patient service revenues	$538.4	84.5%	$586.3	85.7%
Premium revenues	98.7	15.5	98.2	14.3

Total revenues	637.1	100.0	684.5	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.5 and $(0.1), respectively)	261.1	41.0	279.1	40.8
Supplies	105.4	16.5	109.7	16.0
Medical claims expense	74.3	11.7	73.1	10.7
Provision for doubtful accounts	42.7	6.7	47.2	6.9
Purchased services	32.6	5.1	40.1	5.9
Rents and leases	9.2	1.5	9.8	1.4
Other operating expenses	41.6	6.5	53.3	7.8
Depreciation and amortization	24.1	3.8	29.5	4.3
Interest, net	26.1	4.1	31.6	4.6
Other	1.1	0.2	0.3	0.0

Total costs and expenses	618.2	97.1	673.7	98.4

Income from continuing operations before income taxes	18.9	2.9	10.8	1.6
Income tax expense	7.9	1.2	4.2	0.6

Income from continuing operations	11.0	1.7	6.6	1.0
Discontinued operations, net of taxes	4.6	0.7	(3.3)	(0.5)

Net income	$15.6	2.4%	$3.3	0.5%

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Nine months ended March 31,

	2006		2007

Patient service revenues	$1,566.4	85.1%	$1,676.2	85.0%
Premium revenues	274.2	14.9	296.1	15.0

Total revenues	1,840.6	100.0	1,972.3	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $1.1 and $0.7, respectively)	759.6	41.3	821.1	41.6
Supplies	301.4	16.4	321.5	16.3
Medical claims expense	196.7	10.7	220.3	11.2
Provision for doubtful accounts	125.0	6.8	134.6	6.8
Purchased services	94.8	5.1	111.9	5.7
Rents and leases	25.4	1.4	28.6	1.4
Other operating expenses	141.6	7.7	151.4	7.7
Depreciation and amortization	70.7	3.8	87.7	4.5
Interest, net	77.2	4.2	93.2	4.7
Impairment loss	–	0.0	123.8	6.3
Other	4.6	0.2	3.8	0.2

Total costs and expenses	1,797.0	97.6	2,097.9	106.4

Income (loss) from continuing operations before income taxes	43.6	2.4	(125.6)	(6.4)
Income tax expense (benefit)	18.0	1.0	(13.1)	(0.7)

Income (loss) from continuing operations	25.6	1.4	(112.5)	(5.7)
Discontinued operations, net of taxes	0.9	0.1	(10.6)	(0.5)

Net income (loss)	$26.5	1.5%	$(123.1)	(6.2)%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In millions)

	Three months ended March 31,		Nine months ended March 31,

	2006	2007	2006	2007

Net income (loss)	$15.6	$3.3	$26.5	$(123.1)
Interest, net	26.1	31.6	77.2	93.2
Income tax expense (benefit)	7.9	4.2	18.0	(13.1)
Depreciation and amortization	24.1	29.5	70.7	87.7
Minority interests	0.8	0.6	2.4	2.0
Gain on disposal of assets	(0.9)	(1.3)	(0.9)	(1.2)
Equity method income	(0.1)	(0.3)	(0.9)	(0.9)
Stock compensation	0.5	(0.1)	1.1	0.7
Debt extinguishment costs	–	–	0.1	–
Monitoring fees	1.3	1.3	3.9	3.9
Impairment loss	–	–	–	123.8
Discontinued operations, net of taxes	(4.6)	3.3	(0.9)	10.6

Adjusted EBITDA (a)	$70.7	$72.1	$197.2	$183.6

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, gain or loss on the disposal of assets, equity method income or loss, stock compensation, debt extinguishment costs, merger expenses, monitoring fees, impairment loss and discontinued operations, net of taxes.  Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2006	(Unaudited) March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$123.6	$122.8
Restricted cash	–	6.1
Accounts receivable, net of allowance for uncollectible accounts of approximately $103.5 and $109.9 at June 30, 2006 and March 31, 2007, respectively	294.1	301.6
Inventories	45.3	47.1
Assets held for sale	52.1	–
Prepaid expenses and other current assets	45.9	68.5

Total current assets	561.0	546.1

Property, plant and equipment, net	1,159.5	1,170.9
Goodwill	812.8	689.0
Intangible assets, net	69.0	65.8
Investments in unconsolidated subsidiaries	8.2	8.0
Other assets	40.0	60.3

Total assets	$2,650.5	$2,540.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151.8	$139.5
Accrued salaries and benefits	78.5	65.0
Accrued health claims	44.0	57.9
Accrued interest	13.3	26.4
Other accrued expenses and current liabilities	72.1	64.9
Current maturities of long-term debt	8.3	8.0

Total current liabilities	368.0	361.7
Minority interests in equity of consolidated entities	9.4	9.2
Other liabilities	73.0	84.5
Long-term debt, less current maturities	1,510.9	1,518.1
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	643.7	644.2
Retained earnings (deficit)	45.5	(77.6)

Total liabilities and stockholders’ equity	$2,650.5	$2,540.1

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine months ended March 31,

	2006	2007

Operating activities:
Net income (loss)	$26.5	$(123.1)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Loss (income) from discontinued operations	(0.9)	10.6
Depreciation and amortization	70.7	87.7
Provision for doubtful accounts	125.0	134.6
Deferred income taxes	16.7	(15.4)
Amortization of loan costs	3.0	3.3
Accretion of principal on senior discount notes	11.5	12.9
Gain on disposal of assets	(0.9)	(1.2)
Stock compensation	1.1	0.7
Debt extinguishment costs	0.1	–
Impairment loss	–	123.8
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	(142.1)	(169.1)
Inventories	(3.4)	(1.8)
Prepaid expenses and other current assets	10.1	(30.2)
Accounts payable	(15.3)	(1.6)
Accrued expenses and other liabilities	(17.2)	46.2

Net cash provided by operating activities – continuing operations	84.9	77.4
Net cash provided by operating activities – discontinued operations	4.6	2.3

Net cash provided by operating activities	89.5	79.7
Investing activities:
Acquisitions, including working capital settlement payments	(0.4)	–
Capital expenditures	(174.1)	(120.7)
Purchases of short-term investments	(98.4)	(90.0)
Sales of short-term investments	98.4	90.0
Other	5.8	10.0

Net cash used in investing activities – continuing operations	(168.7)	(110.7)
Net cash provided by investing activities – discontinued operations	25.4	36.5

Net cash used in investing activities	(143.3)	(74.2)
Financing activities:
Proceeds from long-term debt	175.0	–
Payments of long-term debt and capital leases	(29.3)	(6.2)
Payments to repurchase equity incentive units	(1.5)	(0.2)
Other	(0.6)	0.1

Net cash provided by (used in) financing activities	143.6	(6.3)

Net increase (decrease) in cash and cash equivalents	89.8	(0.8)
Cash and cash equivalents, beginning of period	79.2	123.6

Cash and cash equivalents, end of period	$169.0	$122.8

Net cash paid for interest	$63.2	$68.4

Net cash paid for income taxes	$1.5	$0.6

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Three months ended March 31,

	2006	2007	% Change

Number of hospitals at end of period	16	16
Licensed beds at end of period	4,096	4,314
Discharges	42,558	43,626	2.5%
Adjusted discharges-hospitals	65,860	68,136	3.5%
Average length of stay	4.47	4.41	(1.3)%
Patient days	190,401	192,444	1.1%
Adjusted patient days-hospitals	294,653	300,564	2.0%
Patient revenue per adjusted discharge-hospitals	$7,711	$8,177	6.0%
Outpatient surgeries	19,245	19,592	1.8%
Emergency room visits	143,505	155,291	8.2%

Charity care as a percent of patient
service revenues	3.6%	3.6%

Provision for doubtful accounts as a percent
of patient service revenues	7.9%	8.1%

Net patient revenue payer mix:
Medicare	27.1%	26.1%
Medicaid	7.3%	9.9%
Managed care	52.9%	51.9%
Commercial	4.4%	2.4%
Self pay	8.4%	9.7%

Total	100.0%	100.0%

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Nine months ended March 31,

	2006	2007	% Change

Number of hospitals at end of period	16	16
Licensed beds at end of period	4,096	4,314
Discharges	125,294	128,536	2.6%
Adjusted discharges-hospitals	200,248	203,093	1.4%
Average length of stay	4.33	4.33	0.0%
Patient days	542,522	555,928	2.5%
Adjusted patient days-hospitals	867,071	878,392	1.3%
Patient revenue per adjusted discharge-hospitals	$7,347	$7,832	6.6%
Outpatient surgeries	57,765	57,873	0.2%
Emergency room visits	434,821	450,582	3.6%

Charity care as a percent of patient
service revenues	3.5%	4.1%

Provision for doubtful accounts as a percent
of patient service revenues	8.0%	8.0%

Net patient revenue payer mix:
Medicare	28.0%	25.8%
Medicaid	7.2%	9.3%
Managed care	50.8%	51.7%
Commercial	4.4%	3.6%
Self pay	9.5%	9.6%

Total	100.0%	100.0%

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131